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                                                                    EXHIBIT 10.5

                                    CONTRACT

                  This agreement made this 20th day of July 1999,by and between MainStreetIPO.com, 171 Church Lane, North Brunswick, NJ 08902 and Interactive Graphics, located at 300 East 74th Street, New York City, NY 10021.

                  FIRST: That MainStreetIPO.com, is a corporation which will provide a website for the purposes of allowing emerging companies to engage in a self underwritten Initial Public Offering (IPO).

                  SECOND: That Interactive Graphics is a website design, programming and hosting firm.

                  THIRD: That Interactive Graphics has submitted a proposal to create a web site for MainStreetIPO.com and MainStreetIPO.com has accepted the proposal.

                  FOURTH: That Interactive Graphics shall provide the following services to MainStreetIPO.com:

                          Html and Unix programming; SSL server configuration;
Security System; Database Design and implementation; Auction design and implementation; Graphical design and implementation; multiple server back up solution; System Management and Administration

                  FIFTH: That the content of the site shall be the sole and exclusive responsibility of MainStreetIPO.com and MainStreetIPO.com shall hold Interactive graphics harmless and indemnify from any and all liability for improper or false information.

                  SIXTH: That the schedule for the completion of the project shall be as follows:

                       All hardware on location within 3 weeks of execution of the contract.

                       Within 3 weeks of execution of the contract a demonstration site suitable for collecting prospective subscriber information shall be in place.

                       Within 6 weeks of execution of the contract a semi functional website shall be available for beta testing and de bugging. If bandwidth is not available due to location limitations the site shall be temporarily hosted at a suitable location at no extra charge.


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                           Target date for completion of fully functional
website is 8 weeks after execution of the contract.

                           Guaranteed date of completion of a fully functional
website is the 14th week after execution of the contract.

                  SEVENTH: That the schedule for payments due hereunder shall be as follows:

             Due on Contract............................$60,000.00
             Due at 3 weeks after Contract..............$40,000.00
             Due at 6 weeks after contract..............$40,000.00
             Due upon completion of project.............$60,000.00

                   (b) On completion deliver 200,000 warrants in MainStreetIPO exercisable at Two Dollars ($2.00) each.

                  EIGHTH: The hardware to be purchased for this project shall be the following, in accordance with the proposal accepted by MainStreetipo.com :
                                 One (1) Router
                                 Four (4) Servers

                  NINTH: That Interactive Graphics shall provide site management and system administration services to Mainstreetipo.com at a monthly cost of:
                                    $8,000.00

The management and administration contract represented hereby shall be effective for a period of one year from the date of completion of the project and shall thereafter be renewable on a year to year basis at the option of MainStreetIPO.com at a monthly fee to be negotiated at the time of renewal.

                           (b) That written notice of renewal or non-renewal
must be forwarded to Interactive Graphics not less than 30 days prior to the expiration date of the management and administration agreement.


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                  TENTH: That this document represents the full and complete agreement of the parties hereto and there are no prior or contemporaneous oral or written agreements the terms and conditions of which have any effect upon the terms and conditions of this document.

                  ELEVENTH: This agreement may not be changed, altered, modified or cancelled except in a writing provided to the non-canceling party not less than 30 days prior to the date cancellation shall become effective. Such mailing shall be sent by certified mail, return receipt requested and shall be effective upon mailing at a facility maintained for such purposes by the United States Postal Service.

                  TWELFTH: In the event either party shall breach any material duty or obligation hereunder the other party shall have the right to declare that party in breach and shall have the right to immediately cancel the contract immediately.

                           (b) A failure of the non breaching party to assert
his right to cancel the contract shall not affect any right to enforce a cancellation based on any further breach or to avail himself of remedies other than canceling the contract.

                  THIRTEENTH: That each party has had the opportunity to review the whole of this document and agrees to the specific paragraphs herein.

                  FOURTEENTH: That in the event of a breach hereof the non breaching party shall have the right to bring an action at law or seek alternative dispute resolution through the arbitration process. The non breaching party shall pay all fees associated with the alternative dispute resolution process.

                  FIFTEENTH: That jurisdiction and venue shall be set in the Supreme Court of the State of New York, County of New York, located at 60 Centre Street, New York City, New York.


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                  SIXTEENTH: That in the event any court of competent
jurisdiction shall find that any clause, clauses, paragraph or subparagraph herein shall be illegal, unlawful, null, void, unenforceable because of violation of any law, statute, rule, regulation, code or public policy, such a finding shall have no effect on the legality or enforceability of any other paragraph or paragraphs, clause or clauses herein and the offending paragraph or paragraphs, clause or clauses shall be considered as severed from the whole hereof.

                  SEVENTEENTH: That this agreement and all of its clauses and paragraphs shall be construed in accordance with the laws of the State of New York, exclusively.

                  WHEREFORE, the parties have hereunto affixed their hands and seals the day and date first above written.

INTERACTIVE GRAPHICS:

         /s/ Sal Bertolini, Pres.
By:________________________________________

              Sal Bertolini, Pres.

MAINSTREETIPO.COM;

         /s/ Joseph Salvani, Pres.
By:__________________________________________

       Print Name & Title

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